Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Aaron Abramovitz
404-506-0780
apabramo@southernco.com
November 1, 2017

Southern Company reports third quarter 2017 earnings

ATLANTA - Southern Company today reported third quarter 2017 earnings of $1.07 billion, or $1.07 per share, compared with earnings of $1.14 billion, or $1.18 per share, in the third quarter of 2016. For the nine months ended September 30, 2017, Southern Company reported earnings of $347 million, or 35 cents per share, compared with earnings of $2.25 billion, or $2.40 per share, for the same period in 2016.

Excluding the items described in the “Net Income - Excluding Items” table below, Southern Company earned $1.13 billion, or $1.12 per share, during the third quarter of 2017, compared with $1.23 billion, or $1.27 per share, during the third quarter of 2016. For the nine months ended September 30, 2017, excluding these items, Southern Company earned $2.51 billion, or $2.51 per share, compared with earnings of $2.46 billion, or $2.62 per share, for the same period in 2016.

Non-GAAP Financial Measures	Three Months Ended September		Year-to-Date September
Net Income - Excluding Items (in millions)	2017	2016	2017	2016
Net Income - As Reported	$1,069	$1,139	$347	$2,251
Estimated Loss on Kemper IGCC	34	88	3,155	222
Tax Impact	(13)	(34)	(951)	(85)
Loss on Plant Scherer Unit 3	—	—	33	—
Tax Impact	—	—	(13)	—
Acquisition and Integration Costs	6	43	19	107
Tax Impact	7	(14)	2	(34)
Wholesale Gas Services	38	18	(48)	18
Tax Impact	(15)	(7)	20	(7)
Earnings Guidance Comparability Item:
Equity Return Related to Kemper IGCC Schedule Extension	—	(7)	(47)	(7)
Tax Impact	—	(1)	(9)	(1)
Net Income - Excluding Items	$1,126	$1,225	$2,508	$2,464
Average Shares Outstanding - (in millions)	1,003	968	998	940
Basic Earnings Per Share - Excluding Items	$1.12	$1.27	$2.51	$2.62

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings drivers year-over-year for the third quarter 2017 were positively influenced by retail revenue effects at Southern Company’s traditional electric operating companies and were negatively influenced by mild weather, timing for Southern Power tax credits, increased interest expense and share issuances.

“Our premier, state-regulated electric and gas franchise operations and our competitive generation subsidiary, Southern Power, continued to perform at a high level in the third quarter of 2017, delivering on our commitment to provide clean, safe, reliable and affordable energy to customers,” said Chairman, President and CEO Thomas A. Fanning. “This longstanding customer focus, as further manifested by the resiliency demonstrated in our hurricane restoration efforts during the past quarter, is the cornerstone for delivering on our long-term financial objectives as we continue to build America’s energy future.”

Third quarter 2017 operating revenues were $6.20 billion, compared with $6.26 billion for the third quarter of 2016, a decrease of 1.0 percent. This decrease in quarter-over-quarter revenues is primarily due to the effects of milder weather and electricity outages experienced during Hurricane Irma. For the nine months ended September 30, 2017, operating revenues were $17.4 billion, compared with $14.7 billion during the same period of 2016, an increase of 18.3 percent. Southern Company Gas accounted for $2.3 billion of the increase in operating revenues for the nine months ended September 30, 2017.

Southern Company’s third quarter earnings slides with supplemental financial information are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Fanning and Chief Financial Officer Art P. Beattie will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available on the site for 12 months.

About Southern Company

Southern Company (NYSE: SO) is America’s premier energy company, with 46,000 megawatts of generating capacity and 1,500 billion cubic feet of combined natural gas consumption and throughput volume serving 9 million customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric operating companies in four states, natural gas distribution companies in seven states, a competitive generation company serving wholesale customers across America and a nationally recognized provider of customized energy solutions, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and affordable prices that are below the national average. Through an industry-leading commitment to innovation, Southern Company and its subsidiaries are inventing America’s energy future by developing the full portfolio of energy resources, including carbon-free nuclear, 21st century coal, natural gas, renewables and energy efficiency, and creating new products and services for the benefit of customers. Southern Company has been named by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer, recognized among the Top 50 Companies for Diversity by DiversityInc, listed by Black Enterprise magazine as one of the 40 Best Companies for Diversity and designated a Top Employer for Hispanics by Hispanic Network. The company has earned a National Award of Nuclear Science and History from the National Atomic Museum Foundation for its leadership and commitment to nuclear development and is continually ranked among the top energy companies in Fortune's annual World’s Most Admired Electric and Gas Utility rankings. Visit our website at www.southerncompany.com.

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